Exhibit 4.1

EXECUTION VERSION

SERIES A WARRANT AGREEMENT

THIS SERIES A WARRANT AGREEMENT (this “Agreement” or this “Warrant Agreement”), dated as of July 9, 2025, is entered into by and between IonQ, Inc. a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company desires to issue and sell (i) 14,165,708 shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) and (ii) 36,042,530 warrants (each a “Warrant” or, collectively, the “Warrants”), with each Warrant initially entitling holders to purchase one (1) share of Common Stock at the Exercise Price, and such Warrants, collectively, entitling holders to purchase an aggregate of 36,042,530 shares of Common Stock (the “Warrant Shares”);

WHEREAS, except as otherwise defined herein, capitalized terms in this Warrant Agreement shall have the meanings set forth in Section 22;

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3ASR, Registration No. 333-285279 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Warrants and the Common Stock issuable upon exercise of the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF WARRANT AGENT.

The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. WARRANTS.

(a) Form of Warrant.

The Warrants shall initially be issuable in book-entry registration only and evidenced by one or more warrant certificates in global form (the “Book-Entry Warrant Certificates”). All of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for each Book-Entry Warrant Certificate or (ii) institutions that have accounts with DTC (such institutions, with respect to a Warrant in its account, each a “Participant”). If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to DTC to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to each Holder a warrant certificate in substantially the form of Exhibit A hereto (a “Warrant Certificate”), the provisions of which are incorporated herein and signed by, or bear the facsimile signature of, an authorized signatory. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(b) Effect of Countersignature.

Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

(c) Registration.

(i) Warrant Register.

The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii) Holder.

Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3. TERMS AND EXERCISE OF WARRANTS.

(a) Mechanics of Exercise.

Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Sections 3(d)(ii) and 3(f)), a Warrant may be exercised by the Holder on any day (an “Exercise Date”) during the period (the “Exercise Period”) commencing on or after the Issuance Date and terminating at 5:00 p.m., New York City time, on July 9, 2032 (seven years following the Issuance Date) (such time and date, the “Expiration Date”), in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached to the Warrant Certificate (the “Exercise Notice”), to the Warrant Agent of the Holder’s election to exercise a Warrant (or, in the case of a global Book-Entry Warrant Certificate, properly delivered by the

Participant in accordance with DTC’s procedures). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. Within one (1) Trading Day following an exercise of a Warrant as aforesaid, the Holder shall deliver payment to the Warrant Agent of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which a Warrant was so exercised (the “Aggregate Exercise Price”) in certified bank draft or wire transfers in U.S. Dollars (or pursuant to and subject to the conditions in the Cashless Exercise provisions of Section 3(d) below). The Warrant Agent shall forward funds received for warrant exercises by the first (1st) Business Day following receipt by wire transfer to an account designated by the Company.

The Holder shall not be required to deliver the original of a Warrant Certificate in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares underlying a Warrant Certificate shall have the same effect as cancellation of the original Warrant Certificate and issuance of a new Warrant Certificate evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original Warrant Certificate after delivery of the Warrant Shares in accordance with the terms hereof; provided that if fewer than all of the Warrants evidenced by a global Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by DTC, its nominee for each global Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

On or before the first (1st) Trading Day following the date on which the Warrant Agent has received an Exercise Notice, the Company or its agent shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of such Exercise Notice to the Holder (or, in the case of a global Book-Entry Warrant Certificate, properly delivered in accordance with DTC’s procedures or otherwise through a means reasonably determined to provide notice to the applicable Holder) and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Exercise Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Company has received such Exercise Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date), the Company shall (x) provided that the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program (“FAST”), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (y) if the Transfer Agent is not participating in FAST, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise.

Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which a Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be); provided that the Holder shall be deemed to have waived any voting rights of any such Warrant

Shares that may arise with respect to the period commencing on such Exercise Date, through, and including, such applicable Share Delivery Date (as defined below), as necessary, such that the aggregate voting rights of any shares of Common Stock (including such Warrant Shares) beneficially owned by the Holder and/or any Attribution Parties, collectively, on any such date of determination shall not exceed the Maximum Percentage (as defined below) as a result of any such exercise of a Warrant. If a Warrant is not represented by a Book-Entry Warrant Certificate and is submitted in connection with any exercise pursuant to this Section 3(a) and the number of Warrant Shares represented by a Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon exercise and surrender of a Warrant to the Warrant Agent by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than two (2) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 9(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under a Warrant, less the number of Warrant Shares with respect to which a Warrant is exercised.

No fractional shares of Common Stock are to be issued upon the exercise of a Warrant and, instead, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to upon such exercise. The Company shall pay any and all taxes that may be imposed on the Company or the Warrant Agent and costs and expenses (including, without limitation, fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing and/or all fees and expenses of issuance of the Warrant Shares in certificated form as set forth in clause (y) of the third paragraph of this Section 3(a)) that may be payable with respect to the issuance and delivery of any Warrant Shares or a certificate representing such Warrant Shares upon exercise of a Warrant; provided that the Company shall not be required to pay any tax which may be payable in respect of (i) income of the Holder or (ii) any transfer involved in the issue and delivery of Common Stock in a name other than that of the Holder or its agent on its behalf of the Warrant or Warrants to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue and delivery has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid. Notwithstanding the foregoing, except in the case where an exercise of a Warrant is validly made pursuant to a Cashless Exercise, the Company’s failure to deliver Warrant Shares to the Holder on or prior to the later of (i) one (1) Trading Day after receipt of the applicable Exercise Notice (or valid notice of a Cashless Exercise) (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date) and (ii) the Trading Day on which the Warrant Agent receives the Aggregate Exercise Price (if such Aggregate Exercise Price is so received at or before 3:00 p.m., Eastern time, on such Trading Day) and, if such Aggregate Exercise Price is so received after 3:00 p.m., Eastern time, on such Trading Day, then the immediately following Trading Day (such later date, the “Share Delivery Date”) shall not be deemed to be a breach of this Warrant Agreement. From the Issuance Date through and including the Expiration Date, the Company shall maintain a transfer agent that participates in FAST.

(b) Exercise Price. “Exercise Price” means $99.88 per share of Common Stock, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 3 by the applicable Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of a Warrant that has not been exercised pursuant to such Exercise Notice; and if a registration statement (which may be the Registration Statement) covering the issuance or resale of the Warrant Shares that are subject to an Exercise Notice is not available for the issuance or resale, as applicable, of such Warrant Shares and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of a Warrant that has not been exercised pursuant to such Exercise Notice, provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice, and/or (y) switch some or all of such Exercise Notice from a cash exercise to a Cashless Exercise.

(d) Cashless Exercise.

(i) Except for as set forth in Sections 3(d)(ii) and 3(d)(iii) below, the Warrant shall be exercisable only for cash.

(ii) Notwithstanding the foregoing, if at any time the Company shall have failed to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Warrant Shares issuable upon exercise of the Warrant, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, the Holder instead shall have the right to elect to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula (a “Cashless Exercise”), provided that, if the Net Number is negative, no Warrant Shares shall be issued pursuant to such exercise:

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which a Warrant is then being exercised.

B = as elected by the Holder: (i) the VWAP of the shares of Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 3(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 3(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the Bid Price of the shares of Common

Stock as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 3(a) hereof, or (iii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 3(a) hereof after the close of “regular trading hours” on such Trading Day.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(iii) Notwithstanding the foregoing, on each six (6) month anniversary of the Issuance Date and upon at least 15 days’ prior notice to the Holder, the Company may elect (the “Cashless Election”) to permit exercise of a Warrant only in a Cashless Exercise during the six-month period commencing on the date of such Cashless Election and ending on the date immediately prior to the next six (6) month anniversary of the Issuance Date (the “Election Period”). For the avoidance of doubt, during an Election Period, the Holder will not have discretion to exercise a Warrant in cash. The Company shall have the right to make a Cashless Election only on each six (6) month anniversary of the Issuance Date in accordance with this paragraph, and, once made, such Cashless Exercise shall be irrevocable by the Company for the corresponding Election Period, and such Cashless Election shall apply only during such corresponding Election Period. Commencing on the next six (6) month anniversary of the Issuance Date following a Cashless Election, a Warrant may be exercised only in cash unless either (A) a Cashless Exercise by the Holder is permitted by clause (ii) above or (B) the Company makes (and has provided notice of) a new Cashless Election in accordance with this paragraph.

(iv) If Warrant Shares are issued in such a Cashless Exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares, with such period being deemed to have commenced on the date a Warrant was originally issued. The Company agrees not to take any position contrary to this Section 3(d)(iv). Without limiting the rights of a Holder to receive Warrant Shares on a “cashless exercise” in accordance with the terms of this Agreement and to receive the cash payments contemplated pursuant to this Agreement, in no event will the Company be required to net cash settle a Warrant exercise.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 18.

(f) Limitations on Exercises. Solely for the purposes of this Section 3(f) (and other applicable definitions used herein), in the case of Book-Entry Warrant Certificates, references to “Holder” shall be deemed to be reference to a beneficial owner. The Company shall not effect the exercise of any portion of a Warrant, and the Holder shall not have the right to exercise any portion of a Warrant, pursuant to the terms and conditions of this Warrant Agreement and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of a Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of the Warrants beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(f). For purposes of this Section 3(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of a Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be acquired pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. Upon the reasonable written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including a Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of a Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder any exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common

Stock issuable pursuant to the terms of this Warrant Agreement in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise a Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of a Warrant.

(g) Reservation of Shares.

(i) Required Reserve Amount. So long as any Warrant remains outstanding, the Company shall at all times keep reserved for issuance a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 3(g)(i) be reduced other than proportionally in connection with any exercise or redemption of Warrants or such other event covered by Section 4(a) below. The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Warrants based on the number of shares of Common Stock issuable upon exercise of Warrants held by each holder on the Closing Date (without regard to any limitations on exercise) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Warrants, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Warrants shall be allocated to the remaining holders of Warrants, pro rata based on the number of shares of Common Stock issuable upon exercise of the Warrants then held by such holders (without regard to any limitations on exercise).

(ii) Insufficient Authorized Shares. If, notwithstanding Section 3(g)(i) above, and not in limitation thereof, at any time while any of the Warrants remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall reasonably promptly take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if, at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that the Company is prohibited from issuing shares of Common Stock upon an exercise of a Warrant due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of a Warrant exercisable into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure Shares to the Company and ending on the date of such payment under this Section 3(g)(ii); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, brokerage commissions and other reasonable and documented out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

(h) Withholding. The Company and the Warrant Agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Warrants and Warrant Shares to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of a Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of such taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant or Warrant Share, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant or Warrant Share or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). The Company shall (i) make commercially reasonable efforts to notify each holder of Warrants or Warrant Shares at least five (5) Business Days prior to any withholding of its intention of any such withholding and (ii) not withhold with respect to any U.S. federal withholding tax if it receives a properly completed and duly executed IRS Form W-9 from a Holder certifying its exemption from backup withholding.

4. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of a Warrant are subject to adjustment from time to time as set forth in this Section 4.

(a) Stock Dividends and Splits. Without limiting any provision of Section 3 or Section 6, if the Company, at any time on or after the Issuance Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 4, the number of Warrant Shares that may be purchased upon exercise of a Warrant shall be increased or decreased proportionately, as applicable, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(c) Calculations. All calculations under this Section 4 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock. The Warrant Agent shall have no obligation under any Section of this Warrant Agreement to determine whether any calculation shall be required or to calculate any of the adjustments set forth herein.

(d) Voluntary Adjustment By Company. Subject to the rules and regulations of the Principal Market, the Company may at any time during the term of a Warrant, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

5 [RESERVED].6. EXTRAORDINARY DIVIDENDS; FUNDAMENTAL TRANSACTIONS.

(a) Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Common Stock a dividend or makes a distribution in cash, securities or other assets on account of such shares of Common Stock, other than (i) as described in subsection 4(a) above or (ii) to the extent the Holder is entitled to participate in such dividend or distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of its Warrants (without regard to any limitations or restrictions on exercise of such Warrants, including without limitation the Maximum Percentage, subject to the proviso below) immediately before the date on which a record is taken for such dividend or distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such dividend or distribution (provided, however, that to the extent that the Holder’s right to participate in any such dividend or distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such dividend or distribution in excess of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such dividend or distribution (and beneficial ownership) to the extent of any such excess) and the portion of such dividend or distribution constituting such excess shall be treated as an Extraordinary Dividend as set forth below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such Extraordinary Dividend, by (x) in the case of a cash dividend or distribution, the amount of cash and/or (y) in the case of a non-cash dividend or distribution, the fair market value (as determined by the board of directors of the Company, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend, provided that, if the economic value of a Warrant immediately following such adjustment (the “Adjusted Economic Value”) is less than the economic value of a Warrant immediately prior to such adjustment (the “Pre-Adjustment Economic Value”) (in each case, as determined by the Company in good faith) using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg) due solely to such adjustment, the Exercise Price shall be further reduced to the extent necessary to ensure that the Adjusted Economic Value is not less than the Pre-Adjustment Economic Value. Notwithstanding the foregoing, the Company shall not pay to any holder of Common Stock an Extraordinary Dividend if it would result in an adjusted Exercise Price below the “Minimum Price” (as defined in Section 312.03 of the NYSE listed company manual) as of 8:45 a.m., New York City time, on July 7, 2025.

(b) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless upon consummation of such Fundamental Transaction the Successor Entity assumes in writing all of the obligations of the Company under the unexercised portion of the Warrants in accordance with the provisions of this Section 6(b) pursuant to written agreements, including agreements to deliver to the Holder in exchange for the unexercised portion of the Warrants such shares of common stock (or its equivalent) of the Successor Entity or such other securities, cash, assets or other property issuable upon exercise as described below in the second succeeding sentence of this paragraph, as applicable, evidenced by a written instrument substantially similar in form and substance to a Warrant. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of the Warrants and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the unexercised portion of the Warrants and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of a Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of a Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity or such other securities, cash, assets or other property, as applicable, which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the unexercised portion of the

Warrants been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrants), as adjusted in accordance with the provisions of this Warrant Agreement. For purposes of any such exercise, if such shares of common stock (or its equivalent) of the Successor Entity or such other securities, cash, assets or other property, as applicable, issuable in respect of one share of Common Stock in such Fundamental Transaction are not on a 1:1 basis, then the Exercise Price shall be appropriately adjusted to apply to such shares of common stock (or its equivalent) of the Successor Entity or such other securities, cash, assets or other property, as applicable, based on the amount or number of such shares of common stock (or its equivalent) of the Successor Entity or such other securities, cash, assets or other property, as applicable, issuable in respect of one share of Common Stock in such Fundamental Transaction, and, if multiple types of securities, cash, assets or other property, as applicable, are receivable upon such exercise, the Company shall apportion the Exercise Price among such types of securities, cash, assets or other property, as applicable, in a reasonable manner reflecting the relative value of any different components of such types of securities, cash, assets or other property. Notwithstanding the foregoing, and without limiting Section 3(f) hereof, the Holders of a majority of the outstanding Warrants may elect by delivery of written notice to the Company to waive this Section 6(b) to permit the Fundamental Transaction without the assumption of the unexercised portion of the Warrants. In addition to and not in substitution for any other rights hereunder (but without duplication thereof), upon consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive cash, securities or other assets or property with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of a Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Section 6(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such cash, securities or other assets or property (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of the Warrant).

(c) Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 6(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is sixty (60) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value. Payment of such amounts shall be made by the Company (or at the Company’s direction) to the Holder on or prior to the later of (x) the second (2nd) Trading Day after the date of such request and (y) the date of consummation of such Fundamental Transaction, provided that, for the avoidance of doubt, no such payment shall be required prior to consummation of the applicable Fundamental Transaction.

(d) Application. The provisions of this Section 6 shall apply similarly and equally to successive Fundamental Transactions (in each case, as and to the extent described above) and Corporate Events and shall be applied as if a Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of a Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of a Warrant (or any such other warrant)).

(e) Consideration Elections. If in any Fundamental Transaction a holder of Common Stock shall be entitled to make an election to receive a form of consideration, or a combination thereof, with respect to shares of Common Stock held by such holder, for purposes of Section 6(b), the consideration issuable upon the exercise of a Warrant upon and following the consummation of such Fundamental Transaction shall be, for each share of Common Stock, an amount and type of such consideration equal to (x) the aggregate amount of each form of consideration, or combination thereof, received or receivable by all holders of Common Stock divided by (y) the total number of shares of Common Stock outstanding immediately prior to consummation of the Fundamental Transaction.

7. NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of a Warrant, and will at all times in good faith carry out all the provisions of a Warrant and take all action as may reasonably be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of a Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of a Warrant and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise). Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Holder is not permitted to exercise a Warrant in full for any reason (other than pursuant to restrictions set forth in Sections 3(d) and 3(f) hereof), the Company shall use its reasonable efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such exercise into shares of Common Stock.

8. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of a Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in a Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of a Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of a Warrant. In addition, nothing contained in a Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of a Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 8, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

9. REISSUANCE OF WARRANT CERTIFICATES.

(a) Transfer of Warrant Certificate. If a Warrant Certificate is to be transferred, the Holder shall surrender such Warrant Certificate to the Warrant Agent, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant Certificate (in accordance with Section 9(d)), registered as the Holder may request, representing the Warrants being transferred by the Holder and, if less than the total number of Warrants then underlying a Warrant Certificate is being transferred, a new Warrant Certificate (in accordance with Section 9(d)) to the Holder representing the Warrants not being transferred. The Company shall not be required to pay any tax which may be payable in respect of any transfer of the Warrant.

(b) Lost, Stolen or Mutilated Warrant Certificate. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a Warrant Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of a Warrant Certificate, the Company shall execute and deliver to the Holder a new Warrant Certificate (in accordance with Section 9(d)) representing the Warrants then underlying such Warrant Certificate.

(c) Exchangeable for Multiple Warrant Certificates. A Warrant Certificate is exchangeable, upon the surrender hereof by the Holder at the principal office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates (in accordance with Section 9(d)) representing in the aggregate the Warrants then underlying a Warrant Certificate, and each such new Warrant Certificate will represent the such portion of such Warrants as is designated by the Holder at the time of such surrender; provided, however, no Warrant Certificates for fractional Warrants (or rights to purchase fractional shares of Common Stock) shall be given, and the Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

(d) Issuance of New Warrant Certificates. Whenever the Company is required to issue a new Warrant Certificate pursuant to the terms of this Warrant Agreement, such new Warrant Certificate (i) shall be of like tenor with the applicable Warrant Certificate, (ii) shall represent, as indicated on the face of such new Warrant Certificate, the Warrants then underlying such Warrant Certificate (or in the case of a new Warrant Certificate being issued pursuant to Section 9(a) or Section 9(c), the Warrants designated by the Holder which, when added to the Warrants underlying the other new Warrant Certificates issued in connection with such issuance, does not exceed the number of Warrants then underlying the applicable Warrant Certificate), (iii) shall have an issuance date, as indicated on the face of such new Warrant Certificate which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as the applicable Warrant Certificate.

10. CONCERNING THE WARRANT AGENT AND OTHER MATTERS.

(a) Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any tax or charge which may be payable in respect of (i) income of the Holder or (ii) any transfer involved in the issue and delivery of Common Stock in a name other than that of the Holder or its agent on its behalf of the Warrant or Warrants to be exercised.

(b) Resignation, Consolidation, or Merger of Warrant Agent.

(i) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transfer-ring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

(ii) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

(iii) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

(c) Fees and Expenses of Warrant Agent.

(i) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

(ii) Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

(d) Liability of Warrant Agent.

(i) Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(ii) Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

(iii) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(e) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

11. NOTICES. Whenever notice is required to be given under this Agreement or any Warrant Certificate, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 11 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 11 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(i) if to the Company, to:

IonQ, Inc.

4505 Campus Drive

College Park, MD 20740

Phone: (301) 298-7997

(ii) if to the Warrant Agent, to:

Continental Stock Transfer & Trust Company

1 State Street, 30 FL

New York, New York 10004

Attn: Compliance Department

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Company or the Warrant Agent to a Holder shall be sufficiently made if in writing and delivered by hand or sent by first-class mail, postage prepaid or by overnight courier service, addressed to such Holders addressed to such holder at the address set forth for such Holder in the Warrant Register.

The Company shall provide the Holder with prompt written notice of all material actions taken pursuant to this Agreement and any applicable Warrant Certificate (other than the issuance of shares of Common Stock upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) as soon as reasonably practicable upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s), (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, or (B) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder, and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K or otherwise publicly disclose such information in a Regulation FD compliant manner. If the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K and the

Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

12. DISCLOSURE. Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Agreement, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

13. ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation under this Agreement or a Warrant to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information.

14. AMENDMENT AND WAIVER. This Warrant Agreement and any Warrant Certificate may be amended by the parties hereto by executing a supplemental warrant agreement, without the consent of any of the Holders, solely for ministerial purposes that, for the avoidance of doubt, shall not adversely affect the interests of the Holder to effect (i) evidencing the succession of another entity to the Company and the assumption by any such successor of the covenants of the Company contained in this Warrant Agreement and the Warrants, or (ii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants. All other modifications or amendments to this Warrant Agreement, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the Holders of a majority of the then outstanding Warrants. Notwithstanding anything in this Warrant Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Warrant Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Warrant Agreement. No supplement or amendment to this Warrant Agreement shall be effective unless duly executed by the Warrant Agent.

15. SEVERABILITY. If any provision of this Warrant Agreement or a Warrant Certificate is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of a Warrant so long as a Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

16. GOVERNING LAW. This Warrant Agreement and the Warrant Certificates shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant Agreement and the Warrant Certificates shall be governed by, the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereto and the Holder each hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in or determined in accordance with Section 11 above (or such other address as such party subsequently delivers to the other party) and agrees that such service shall constitute good and sufficient service of process and notice thereof. The parties hereto and the Holder each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the parties hereto or the Holder from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court ruling in favor of the Holder. THE PARTIES HERETO AND THE HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17. CONSTRUCTION; HEADINGS. Neither this Warrant Agreement nor any Warrant Certificate shall be construed against any Person as the drafter hereof. The headings are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant Agreement or any Warrant Certificate.

18. DISPUTE RESOLUTION.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to the Exercise Price, the Closing Sale Price, the Bid Price, Black Scholes Value or fair market value or the arithmetic calculation of the number of Warrant Shares (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be, the “Submitting Party”) shall promptly submit the dispute to the other party in writing, specifying in reasonable detail (i) the dispute(s) and (ii) the Submitting Party’s proposed calculation, adjustment and/or determination, as applicable. Promptly following such submission, the Company and the Holder agree to consult (including, without limitation, exchanging reasonable details of their positions and any supporting data as part of the consultation process, provided that they will not be required to exchange any proprietary or confidential information) in good faith and in a commercially reasonable and timely manner to resolve any such dispute(s) and agree on such calculation, adjustment and/or determination. If the Holder and the Company are unable to promptly resolve such dispute relating to such Exercise Price, such Closing Sale Price, such Bid Price, Black Scholes Value or such fair market value or such arithmetic calculation of the number of Warrant Shares (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be), then the Submitting Party may select an independent, reputable investment bank to resolve such dispute (subject to the other party’s consent, not to be unreasonably withheld).

(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 18 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any further written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely equally by the Company and the Holder, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b) MISCELLANEOUS. THE COMPANY EXPRESSLY ACKNOWLEDGES AND AGREES THAT (I) THIS SECTION 18 CONSTITUTES AN AGREEMENT TO ARBITRATE BETWEEN THE COMPANY AND THE HOLDER (AND CONSTITUTES AN ARBITRATION AGREEMENT) UNDER THE RULES THEN IN EFFECT UNDER § 7501, ET SEQ. OF THE NEW YORK CIVIL PRACTICE LAW AND RULES (“CPLR”) AND THAT THE HOLDER IS AUTHORIZED TO APPLY FOR AN ORDER TO COMPEL ARBITRATION

PURSUANT TO CPLR § 7503(A) IN ORDER TO COMPEL COMPLIANCE WITH THIS SECTION 18, (II) THE TERMS OF THIS WARRANT AGREEMENT AND EACH OTHER APPLICABLE TRANSACTION DOCUMENT AND THE REQUIRED DISPUTE DOCUMENTATION SHALL SERVE AS THE BASIS FOR THE SELECTED INVESTMENT BANK’S RESOLUTION OF THE APPLICABLE DISPUTE, SUCH INVESTMENT BANK SHALL BE ENTITLED (AND IS HEREBY EXPRESSLY AUTHORIZED) TO MAKE ALL FINDINGS, DETERMINATIONS AND THE LIKE THAT SUCH INVESTMENT BANK DETERMINES ARE REQUIRED TO BE MADE BY SUCH INVESTMENT BANK IN CONNECTION WITH ITS RESOLUTION OF SUCH DISPUTE AND IN RESOLVING SUCH DISPUTE SUCH INVESTMENT BANK SHALL APPLY SUCH FINDINGS, DETERMINATIONS AND THE LIKE TO THE TERMS OF THIS WARRANT AGREEMENT, ANY OTHER APPLICABLE TRANSACTION DOCUMENTS AND ANY OTHER REQUIRED DISPUTE DOCUMENTATION, AND (III) NOTHING IN THIS SECTION 18 SHALL LIMIT THE HOLDER FROM OBTAINING ANY INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDIES (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY MATTERS DESCRIBED IN THIS SECTION 18).

19. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant Agreement, the other Transaction Documents and the Warrant Certificates shall be cumulative and in addition to all other remedies available under this Warrant Agreement, the other Transaction Documents and the Warrant Certificates, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Warrant Agreement or the applicable Warrant Certificate. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of showing economic loss, proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant Agreement or the applicable Warrant Certificate (including, without limitation, compliance with Section 4 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of a Warrant shall be made without charge to the Holder for any transfer, stamp, issuance or similar tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of (i) income of the Holder or (ii) any transfer involved in the issue and delivery of Common Stock in a name other than that of the Holder or its agent on its behalf of the Warrant or Warrants to be exercised.

20. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) a Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the holder otherwise takes action to collect amounts due under a Warrant or to enforce the provisions of a Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under a Warrant, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including the reasonable fees and disbursements of a single outside counsel of the Holder.

21. MISCELLANEOUS.

(a) A Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

(b) Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Holders of the Warrants. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Holders of the Warrants.

(c) A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent at the offices of the Warrant Agent designated for such purposes, for inspection by the Holder of any Warrant. The Warrant Agent may require any such Holder to submit his, her or its Warrant for inspection.

(d) This Warrant Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures or signatures transmitted electronically shall constitute original signatures for all purposes of this Warrant Agreement.

(e) This Warrant Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements by and between the parties hereto with respect thereto, whether written, oral or otherwise. As between the Company and the Holder, this Warrant Agreement and the other Transaction Documents set forth the entire agreement of the Company and the Holder as to the subject matter hereof and supersedes all previous agreements by and between the parties hereto with respect thereto, whether written, oral or otherwise.

22. CERTAIN DEFINITIONS. For purposes of a Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as determined by the Company in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Black Scholes Value” means the value of the unexercised portion of the Warrants remaining on the date of the Holder’s request pursuant to Section 6(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 6(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of the unexercised portion of the Warrants as of the date of the Holder’s request pursuant to Section 6(c) and (2) the remaining term of the unexercised portion of the Warrants as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 6(c) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to 80%.

(g) “Bloomberg” means Bloomberg, L.P.

(h) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(i) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the Company in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(j) “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(k) “Expiration Date” means the date that is the fifth (5th) anniversary of the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(l) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) any Person, Persons or Group (including in a “double dummy” or “holding company” transaction with a subsidiary or Affiliate of the Company), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the assets of the Company and any of its subsidiaries, taken as a whole, to one or more Persons or Group (including through any such Person or Group acquiring equity interests of one or more subsidiaries) (other than to the Company or a wholly-owned subsidiary of the Company), or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding, or (z) such number of shares of Common Stock such that all

Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock (other than a transaction to which Section 4(a) applies), which is effected in such a way that the holders of Common Stock receive or are entitled to receive, with respect to or in exchange for Common Stock, cash, stock, securities or other assets or property (or any combination thereof), or (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reclassification or otherwise in any manner whatsoever, of (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of the Warrant Agreement calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction; provided that a transaction described in clause (A)(i) or (A)(v) shall only be a Fundamental Transaction for the purpose of Section 6(c) if one or more Subject Entities, individually or in the aggregate, acquires, directly or indirectly: (1) at least 50% of the outstanding shares of Common Stock, or (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (4) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, or (5) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of the Warrant Agreement calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (6) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company.

(m) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n) “Issuance Date” means, July 9, 2025.

(o) “Office of the Warrant Agent” means Continental Stock Transfer & Trust Company, 1 State Street, 30 FL, New York, New York 10004, or its successors.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) “Principal Market” means the New York Stock Exchange.

(r) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(s) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group (in each case, other than the Company or a subsidiary of the Company), or any stockholders or other securityholders of the foregoing.

(t) “Successor Entity” means the Person formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into.

(u) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(v) “Transaction Documents” means any agreement entered into by and between the Company and the Holder with respect to the Warrants.

(w) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by the Company in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

IONQ, INC.

By:	/s/ Stacey Giamalis
Name: Stacey Giamalis
Title: Chief Legal Officer and Corporate Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vdacante
Name: Steven Vdacante
Title: Vice President

[SIGNATURE PAGE TO SERIES A WARRANT AGREEMENT]

EXHIBIT A

[FORM OF WARRANT CERTIFICATE]

[UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF.

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SERIES A WARRANT AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF JULY 9, 2025 BETWEEN IONQ, INC. AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY, SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.

EXERCISABLE ON OR AFTER JULY 9, 2025

AND UNTIL 5:00 P.M. (NEW YORK TIME) ON THE EXPIRATION DATE]1

WARRANT CERTIFICATE

NUMBER [•]   [•] Warrants representing the right to purchase an aggregate of [•] Shares

(THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO

5:00 P.M. NEW YORK CITY TIME, SEVEN YEARS

FROM THE DATE OF ORIGINAL ISSUANCE)

IONQ, INC.

[1]	Insert for Global Warrant Certificate

CUSIP [•]

THIS WARRANT CERTIFICATE CERTIFIES THAT, for value received [•], or registered agents, is the registered holder (the “Holder”) of [•] Warrant(s) (the “Warrant”) expiring on a date which is 7 years from the original date of issuance on July 9, 2025. Each Warrant evidenced by this Warrant Certificate entitles the Holder to purchase one (1) fully paid and non-assessable share of common stock, par value $0.0001 per share (the “Shares”), of IONQ, INC., a Delaware corporation (the “Company”) upon the procedures specified in and subject to the conditions set forth herein and in the Series A Warrant Agreement, dated July 9, 2025, between the Company and the Warrant Agent (the “Warrant Agreement”). This Warrant Certificate is subject to and shall be interpreted under the terms and conditions of the Warrant Agreement (as defined below). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

In the event of any conflict between the terms of this Warrant Certificate and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern. The Warrant Agreement provides that, upon the occurrence of certain events, the Warrant Price and the number of Warrant Shares purchasable by each Warrant, as set forth on the face hereof, may be adjusted, subject to certain conditions. The term Warrant Price as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time a Warrant is exercised.

Each Warrant will expire on the date first referenced above if it is not exercised prior to such date by the Holder pursuant to the terms of the Warrant Agreement or if it is redeemed by the Company prior to such date as described below.

No fraction of a Share will be issued upon any exercise of a Warrant.

Upon any exercise of a Warrant Certificate for less than the total number of full Shares provided for herein, there shall be issued to the Holder hereof or its assignee(s) a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the Holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the Holder as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof, of any distribution to the Holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Except as provided in the Warrant Agreement, this Warrant does not entitle the Holder to any of the rights of a stockholder of the Company.

[The reminder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this [Global] Warrant Certificate to be executed as of the date set forth below.

IONQ, INC.

By:
NAME:
TITLE:

DATED:

COUNTERSIGNED:

[•]

BY:
AUTHORIZED OFFICER

[Signature page to [Global] Warrant Certificate]

[REVERSE OF CERTIFICATE]

EXERCISE NOTICE

TO BE EXECUTED BY THE HOLDER IN ORDER TO EXERCISE WARRANTS

1. The undersigned hereby elects to purchase [•] Warrant Shares of the Company pursuant to the terms of the attached Warrant Certificate, and tenders herewith payment of the exercise price in full, in each case, in accordance with the terms of the Warrant Agreement, together with all applicable transfer taxes, if any.

2. Unless the Warrant Shares will be delivered electronically via DWAC, please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

and deliver the physical certificate representing said Warrant Shares to the following address:

If the Warrant Shares will be delivered electronically via DWAC, please issue them to the following account:

• Name of DTC Participant:

• DTC Participant Number:

• Name of Account at DTC Participant to be credited with the Warrant Shares:

• Account Number at DTC Participant to be credited with the Warrant Shares:

Name of Investing Entity

Signature of Authorized Signatory of Investing Entity

Name of Authorized Signatory

Title of Authorized Signatory

Date

Tax Identification Number(s)

[Warrant Shares Exercise Log]2

[Date]	Number of Warrant Shares Available to be Exercised]	Number of Warrant Shares Exercised]	Number of Warrant Shares Remaining to be Exercised]

[2]	Insert for Global Warrant Certificate

ASSIGNMENT

TO BE EXECUTED BY THE HOLDER IN ORDER TO ASSIGN WARRANTS

For Value Received, [•] hereby sell(s), assign(s), and transfer(s) unto

(PLEASE TYPE OR PRINT NAME(S) AND ADDRESS(ES))

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER(S))

and to be delivered to

(PLEASE PRINT OR TYPE NAME(S) AND ADDRESS(ES))

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER(S))

the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint [•] Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:

(SIGNATURE(S))

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).